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                                                                      Exhibit 1

                               GREAT LAKES REIT

                            ARTICLES SUPPLEMENTARY

                   9-3/4% SERIES A CUMULATIVE REDEEMABLE
                 PREFERRED SHARES OF BENEFICIAL INTEREST,
                           $.01 PAR VALUE PER SHARE

     Great Lakes REIT, a Maryland real estate investment trust (the "Trust"), having its principal office in Oak Brook, Illinois, hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST:    Pursuant to the authority expressly vested in the Board of Trustees of the Trust by Section 6.5 of Article VI of its Amended and Restated Declaration of Trust (which, as hereafter restated or amended from time to time, is, together with these Articles Supplementary, herein called the "Declaration"), the Board of Trustees has, by resolution, duly classified and designated 1,500,000 preferred shares of beneficial interest of the Trust into a series designated 9-3/4% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, $.01 par value per share, and has provided for the issuance of such series.

SECOND:   Subject in all cases to the provisions of the Declaration, including, without limitation, Article VII with respect to limitations on the transfer and ownership of Shares (as defined in the Declaration), the following is a description of the preferences, other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the 9-3/4% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest of the Trust, which upon any restatement of the Declaration will be made part of Article VI of the Declaration, with any necessary or appropriate changes to the enumeration or lettering of sections or subsections hereof:

     9-3/4% Series A Cumulative Redeemable Preferred Shares of Beneficial
Interest

(1) DESIGNATION AND NUMBER. A series of Preferred Shares (as defined in the Declaration), designated the "9-3/4% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest," $.01 par value per share (the "Series A Preferred Shares"), is hereby established. The number of authorized Series A Preferred Shares is 1,500,000.

(2) RANK. The Series A Preferred Shares shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Trust, rank (a) senior to all classes or series of Common Shares of the Trust, and to all equity securities issued by the Trust ranking junior to such Series A Preferred Shares;
(b) on a parity with all other equity securities issued by the Trust the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred Shares; and (c) junior to all equity securities issued by the Trust the terms of which specifically provide that such equity securities rank senior to the Series A Preferred Shares. The term "equity securities" shall not include convertible debt securities.

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(3)  DIVIDENDS.

     (a) Holders of the then outstanding Series A Preferred Shares shall be entitled to receive, when and as authorized by the Board of Trustees, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 9-3/4% of the $25.00 liquidation preference per annum (equivalent to a fixed annual amount of $2.4375 per share). Such dividends shall be cumulative from the first date on which any Series A Preferred Shares are issued and shall be payable quarterly in arrears on or before March 1, June 1, September 1 and December 1 of each year or, if not a business day, the next succeeding business day (each, a "Series A Dividend Payment Date") . The first dividend, which will be paid on March 1, 1999, will cover the period from the date of issuance of the Series A Preferred Shares to March 1, 1999. Such dividend and any dividend payable on the Series A Preferred Shares for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the share records of the Trust at the close of business on the applicable record date, which shall be the fifteenth day of the calendar month immediately preceding the calendar month in which the applicable Series A Dividend Payment Date falls or on such other date designated by the Board of Trustees of the Trust as the record date for the payment of dividends on the Series A Preferred Shares that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Series A Dividend Record Date").

     (b) No dividends on Series A Preferred Shares shall be authorized by the Board of Trustees of the Trust or paid or set apart for payment by the Trust at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

     (c) Notwithstanding the foregoing, dividends on the Series A Preferred Shares shall accrue whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of dividends, whether or not the Trust has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series A Preferred Shares will accumulate as of the Series A Dividend Payment Date on which they first become payable.

     (d) Except as provided in Section 3(e) below, no dividends will be declared or paid or set apart for payment on any Shares of the Trust or any other series of Preferred Shares ranking, as to dividends, on a parity with or junior to the Series A Preferred Shares (other than a dividend in the Trust's Common Shares or in any other class of Shares ranking junior to the Series A Preferred Shares as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series A Preferred Shares for all past dividend periods and the then current dividend period.

     (e) When dividends are not paid in full (and a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Shares and any other series of Preferred Shares ranking on a parity as to dividends with the Series A Preferred Shares, all dividends declared upon the Series A Preferred Shares and any other series of Preferred Shares ranking on a parity

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as to dividends with the Series A Preferred Shares shall be declared pro rata so that the amount of dividends declared per Series A Preferred Share and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per Series A Preferred Share and such other series of Preferred Shares (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series A Preferred Shares that may be in arrears.

     (f) Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series A Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in Common Shares or other Shares ranking junior to the Series A Preferred Shares as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made, upon the Common Shares or any other Shares of the Trust ranking junior to or on a parity with the Series A Preferred Shares as to dividends or upon liquidation, nor shall any Common Shares, or any other Shares of the Trust ranking junior to or on a parity with the Series A Preferred Shares as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Trust (except by conversion into or exchange for other Shares of the Trust ranking junior to the Series A Preferred Shares as to dividends and upon liquidation)

     (g) Holders of the Series A Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or shares in excess of full cumulative dividends on the Series A Preferred Shares as described above. Any dividend payment made on the Series A Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares that remains payable.

(4)  LIQUIDATION PREFERENCE.

     (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Trust, the holders of Series A Preferred Shares then outstanding are entitled to be paid out of the assets of the Trust legally available for distribution to its shareholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of Common Shares or any other class or series of Shares of the Trust that ranks junior to the Series A Preferred Shares as to liquidation rights.

     (b) In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Trust are insufficient to pay the amount of the liquidating distributions on all outstanding Series A Preferred Shares and the corresponding amounts payable on all shares of other classes or series of Shares of the Trust ranking on a parity with the Series A Preferred Shares in the distribution of assets, then the holders of the Series A Preferred Shares and all other such classes or series of Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

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     (c)  After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Shares will have no right or claim to any of the remaining assets of the Trust.

     (d) Written notice of any such liquidation, dissolution or winding up of the Trust, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series A Preferred Shares at the respective addresses of such holders as the same shall appear on the share transfer records of the Trust.

     (e) The consolidation or merger of the Trust with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the Trust, or the sale, lease or conveyance of all or substantially all of the property or business of the Trust, shall not be deemed to constitute a liquidation, dissolution or winding up of the Trust.

     (f) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of beneficial interest of the Trust or otherwise, is permitted under Maryland law, amounts that would be needed, if the Trust were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Series A Preferred Shares will not be added to the Trust's total liabilities.

(5)  REDEMPTION.

     (a) RIGHT OF OPTIONAL REDEMPTION. The Series A Preferred Shares are not redeemable prior to December 15, 2003. However, in order to ensure that the Trust remains a qualified real estate investment trust ("REIT") for federal income tax purposes, the Series A Preferred Shares shall be subject to Article VII of the Declaration. On and after December 15, 2003, the Trust, at its option and upon not less than 30 nor more than 60 days written notice, may redeem the Series A Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption (except as provided in Section 5(c) below), without interest. If less than all of the outstanding Series A Preferred Shares are to be redeemed, the Series A Preferred Shares to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Trust.

     (b)  LIMITATIONS ON REDEMPTION.

          (i) The redemption price of the Series A Preferred Shares (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of other shares of beneficial interest of the Trust, which may include other series of Preferred Shares, and from no other source. For purposes of the preceding sentence, "shares of beneficial interest" means any equity securities (including Common Shares and Preferred Shares), shares, interest, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

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          (ii) Unless full cumulative dividends on all Series A Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Series A
     Preferred Shares shall be redeemed unless all outstanding Series A
     Preferred Shares are simultaneously redeemed, and the Trust shall not purchase or otherwise acquire directly or indirectly any Series A Preferred Shares (except by exchange for Shares of the Trust ranking junior to the Series A Preferred Shares as to dividends and upon liquidation); PROVIDED, HOWEVER, that the foregoing will not prevent the purchase or acquisition of Series A Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares.

     (c) RIGHTS TO DIVIDENDS ON SHARES CALLED FOR REDEMPTION. Immediately prior to any redemption of Series A Preferred Shares, the Trust shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a Series A Dividend Record Date and prior to the corresponding Series A Dividend Payment Date, in which case each holder of Series A Preferred Shares at the close of business on such Series A Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Series A Dividend Payment Date notwithstanding the redemption of such shares before such Series A Dividend Payment Date. Except as provided above, the Trust will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Shares that are redeemed.

     (d)  PROCEDURES FOR REDEMPTION.

          (i) Notice of redemption will be (A) given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date, and (B) mailed by the Trust, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Shares to be redeemed at their respective addresses as they appear on the share transfer records of the Trust. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Shares except as to the holder to whom notice was defective or not given.

          (ii) In addition to any information required by law or by the applicable rules of any stock exchange or automated quotation system upon which any Series A Preferred Shares may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the redemption price;
     (C) the number of Series A Preferred Shares to be redeemed; (D) the place or places where the Series A Preferred Shares are to be surrendered for payment of the redemption price; and (E) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series A Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series A Preferred Shares held by such holder to be redeemed.

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          (iii)     If notice of redemption of any Series A Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Trust in trust for the benefit of the holders of any Series A Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Series A Preferred Shares, such Series A Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. Holders of Series A Preferred Shares to be redeemed shall surrender such Series A Preferred Shares at the place designated in such notice and, upon surrender in accordance with said notice of the certificates evidencing Series A Preferred Shares so redeemed (properly endorsed or assigned for transfer, if the Trust shall so require and the notice shall so state), such Series A Preferred Shares shall be redeemed by the Trust at the redemption price plus any accrued and unpaid dividends payable upon such redemption. In case less than all the Series A Preferred Shares evidenced by any such certificate are redeemed, a new certificate or certificates shall be issued evidencing any unredeemed Series A Preferred Shares without cost to the holder thereof.

          (iv) The deposit of funds with a bank or trust corporation for the purpose of redeeming Series A Preferred Shares shall be irrevocable except that:

               (A) the Trust shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

               (B) any balance of monies so deposited by the Trust and unclaimed by the holders of the Series A Preferred Shares entitled thereto at the expiration of two years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Trust, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Trust shall look only to the Trust for payment without interest or other earnings.

     (e) Any Series A Preferred Shares that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Shares, without designation as to series until such shares are thereafter classified and designated as part of a particular series by the Board of Trustees.

(6)  VOTING RIGHTS.

     (a) Holders of the Series A Preferred Shares will not have any voting rights, except as set forth below.

     (b) Whenever dividends on any Series A Preferred Shares shall be in arrears for six or more quarterly periods (a "Series A Preferred Dividend Default"), the number of trustees of the Trust will increase by two and the holders of such Series A Preferred Shares (voting separately as a class with the holders of all other series of Preferred Shares ranking on a parity with the Series A Preferred Shares as to dividends or upon liquidation ("Series A Parity Preferred") upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two trustees of the Trust (the "Series A Preferred Trustees") at a special meeting

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called by the holders of record of at least 20% of the Series A Preferred
Shares or the holders of any other series of Series A Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such Series A Preferred Shares for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.

     (c) If and when all accumulated dividends and the dividend for the then current dividend period on the Series A Preferred Shares shall have been paid in full or set aside for payment in full, the holders of Series A Preferred Shares shall be divested of the voting rights set forth in Section 6(b) hereof (subject to revesting in the event of each and every Series A Preferred Dividend Default) and, if all accumulated dividends and the dividend for the current dividend period have been paid in full or set aside for payment in full on all other series of Series A Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Series A Preferred Trustee so elected shall terminate and the number of trustees of the Trust will decrease by two. Any Series A Preferred Trustee may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series A Preferred Shares when they have the voting rights set forth in Section 6(b) (voting separately as a class with all other series of Series A Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Series A Preferred Dividend Default shall continue, any vacancy in the office of a Series A Preferred Trustee may be filled by written consent of the Series A Preferred Trustee remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series A Preferred Shares when they have the voting rights set forth in Section 6(b) hereof (voting separately as a class with all other series of Series A Parity Preferred upon which like voting rights have been conferred and are exercisable). The Series A Preferred Trustees shall each be entitled to one vote per trustee on any matter.

     (d) So long as any Series A Preferred Shares remain outstanding, the Trust shall not, without the affirmative vote of the holders of at least two-thirds of the Series A Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of Shares ranking senior to the Series A Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized Shares of the Trust into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (ii) amend, alter or repeal the provisions of the Declaration, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Shares; provided, however, that with respect to the occurrence of any event set forth in (ii) above, so long as the Series A Preferred Shares remain outstanding with the terms thereof materially unchanged or, if the Trust is not the surviving entity in such transaction, is exchanged for a security of the surviving entity with terms that are materially the same as the terms of the Series A Preferred Shares, the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Series A Preferred Shares; and, provided, further, that any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares, or any increase in the amount of authorized shares of such series, in each case ranking on a parity

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with or junior to the Series A Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     (e) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

     (f) Except as otherwise provided in the Declaration, the holders of Common Shares shall not be entitled to vote on any matter submitted to a vote of the holders of Series A Preferred Shares pursuant to Section 6 hereof.

(7)  CONVERSION.    The Series A Preferred Shares are not convertible into or
exchangeable for any other property or securities of the Trust.

THIRD: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of the State of Maryland accepts these Articles Supplementary for record.

FOURTH: The Series A Preferred Shares have been classified and designated by the Board of Trustees under the authority contained in the Declaration.

FIFTH: These Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law.

SIXTH: The undersigned Senior Vice President, Chief Financial Officer and Treasurer of the Trust acknowledges these Articles Supplementary to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned Senior Vice President, Chief Financial Officer and Treasurer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.


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     IN WITNESS WHEREOF, GREAT LAKES REIT has caused these Articles
Supplementary to be signed in its name and on its behalf by its Senior Vice President, Chief Financial Officer and Treasurer and witnessed by its Secretary on December __, 1998.


WITNESS:                                   GREAT LAKES REIT


                                          By:                            (Seal)
-----------------------------                 --------------------------
Richard L. Rasley, Secretary              Name: James Hicks
                                          Title: Senior Vice President, Chief
                                                 Financial Officer and Treasurer






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